Exhibit 23.4

1300 Eye Street NW, Suite 600, Washington, DC 20005 main 202.408.6110 fax 202.408.7838

October 2, 2017

Consent of Expert

We consent to the incorporation by reference in this Registration Statement on Form S-4 of EnPro Industries, Inc. and certain of its subsidiaries of excerpts of our report dated February 2, 2010, with respect to the estimation of the liability of Garlock Sealing Technologies LLC for pending and reasonably estimable unasserted future asbestos claims, which excerpts are included in the Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2016, the Quarterly Report (Form 10-Q) of EnPro Industries, Inc. for the period ended March 31, 2017, and the Quarterly Report (Form 10-Q) of EnPro Industries, Inc. for the period ended June 30, 2017.

/s/ Charles E. Bates

Charles E. Bates, PhD

Chairman